Exhibit 3.1

CERTIFICATE OF FORMATION

OF

MHE HPI HOLDINGS, LLC

The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the “Delaware Limited Liability Company Act”), hereby certifies that:

FIRST: The name of the limited liability company (hereinafter called the “limited liability company”) is MHE HPI Holdings, LLC.

SECOND: The address of the registered office of the limited liability company in the State of Delaware is c/o the Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware 19808.

THIRD: The name and address of the registered agent required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act is the Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware, 19808.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation on January 30, 2013.

/s/ Jonathan Goodman
Name:	Jonathan Goodman
Title:	Authorized Person

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

1.	Name of Limited Liability Company: MHE HPI Holdings, LLC.

2.	The Certificate of Formation of the limited liability company is hereby amended as follows:

FIRST: The name of the limited liability company (hereinafter called the “limited liability company”) is McGraw-Hill Global Education Holdings, LLC.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on 19th day of February, A.D. 2013.

By:	/s/ Jonathan Goodman
Authorized Person(s)

Name:	Jonathan Goodman
Print or Type